Exhibit 99.1

CONSENT OF DEUTSCHE BANK SECURITIES INC.

November 14, 2014

Board of Directors

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

Re: Initially Filed Registration Statement on Form S-4 of Endo International plc

Members of the Board,

We hereby consent to (i) the inclusion of our opinion letter, dated October 8, 2014, to the Board of Directors of Auxilium Pharmaceuticals, Inc. (“Auxilium”) as Annex B to the Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 of Endo International plc, filed on November 14, 2014 (the “Registration Statement”), and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions “Summary—Opinions of Auxilium’s Financial Advisors—Opinion of Deutsche Bank Securities Inc.,” “Risk Factors—Risks Relating to the Merger—The opinions of Auxilium’s financial advisors will not reflect changes in circumstances between the original signing of the merger agreement and the completion of the merger,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Auxilium Board of Directors; Auxilium’s Reasons for the Merger,” “The Merger—Opinions of Auxilium’s Financial Advisors—Opinion of Deutsche Bank,” and “The Merger—Prospective Financial Information.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.